UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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GARDNER DENVER HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

March 27, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Gardner Denver Holdings, Inc. (the “Annual Meeting”) to be held on Thursday, May 10, 2018 at 10:00 a.m., Central Daylight Time at the Kimpton Journeyman Hotel, 310 East Chicago Street, Milwaukee, Wisconsin 53202. For those who cannot attend in person, we are pleased to offer a virtual stockholder meeting, which will be conducted via live audio webcast, in which you can submit questions and vote online, at www.virtualshareholdermeeting.com/GDI2018.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about March 27, 2018 to our stockholders of record at the close of business on March 14, 2018. The notice contains instructions on how to access our Proxy Statement and 2017 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of Gardner Denver Holdings, Inc.

Sincerely,

Peter M. Stavros
Chairman of the Board of Directors

Vicente Reynal
Chief Executive Officer, Director

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS OF GARDNER DENVER HOLDINGS, INC.

Date	Thursday, May 10, 2018
Time	10:00 a.m. Central Daylight Time
Place	Kimpton Journeyman Hotel 310 East Chicago Street Milwaukee, Wisconsin 53202
Record date
March 14, 2018. Only stockholders of record at the close of business on March 14, 2018, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Items of business	(1) To elect the three director nominees listed herein.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.
(3) To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
(4) To determine, in a non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation paid to the named executive officers.
(5) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Virtual meeting	You may also vote at the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/GDI2018 and following the instructions.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting in person or via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 10, 2018: The Proxy Statement and 2017 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
March 27, 2018
Milwaukee, Wisconsin

222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2018

GENERAL INFORMATION

Why am I being provided with these materials?

We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about March 27, 2018 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Gardner Denver Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 10, 2018 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person or to attend the virtual annual meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/GDI2018.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three director nominees listed in this Proxy Statement (the “Nominee Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 (the “Ratification Proposal”).
•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).
•	Proposal No. 4: Determination, in a non-binding advisory vote, of the frequency of future non-binding votes on the compensation paid to the named executive officers (the “Say-on-Frequency Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on March 14, 2018 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 197,223,598 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and
•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal, Say-on-Pay Proposal and Say-on-Frequency Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

With respect to the Ratification Proposal, the Say-on-Pay Proposal and the Say-on-Frequency Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR,” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

With respect to the Say-on-Frequency Proposal, you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Say-on-Frequency Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Frequency Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein, “FOR” the Ratification and Say-on-Pay Proposals and for every “THREE YEARS” with respect to the Say-on-Frequency Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the Ratification Proposal.

•	“FOR” the Say-on-Pay Proposal.
•	For every “THREE YEARS” with respect to the Say-on-Frequency Proposal.

How can I attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 14, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Gardner Denver Holdings, Inc. stock on the record date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on March 14, 2018;
•	The Notice of Internet Availability of Proxy Materials;
•	A printout of the proxy distribution email (if you received your materials electronically);
•	A proxy card;
•	A voting instruction form; or
•	A legal proxy provided by your broker, bank, or nominee.

Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact Vikram Kini at (414) 212-4753 or vikram.kini@gardnerdenver.com.

How can I attend and vote at the Virtual Annual Meeting?

You may also attend this year’s Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GDI2018. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote electronically if you attend the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GDI2018;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/GDI2018 on the day of the Annual Meeting;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;
•	You will need your 16-Digit Control Number to enter the Annual Meeting; and
•	Webcast replay of the Annual Meeting will be available in the Investors section of our website after the meeting.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.
•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on May 9, 2018 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 9, 2018.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202 prior to your shares being voted, or by attending the Annual Meeting in person or via the Internet and voting. Attendance at the meeting in person or via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting in person or via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Peter M. Stavros, William E. Kassling and Michael V. Marn constitute a class with a term that expires at the Annual Meeting of Stockholders in 2018 (the “Class I Directors”); John Humphrey, Vicente Reynal and Joshua Weisenbeck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2019 (the “Class II Directors”); and Brandon F. Brahm, William P. Donnelly and Nickolas Vande Steeg constitute a class with a term that expires at the Annual Meeting of Stockholders in 2020 (the “Class III Directors”).

The full Board of Directors has considered and nominated the following slate of nominees for a three-year term expiring in 2021: Peter M. Stavros, William E. Kassling and Michael V. Marn. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Peter M. Stavros, William E. Kassling and Michael V. Marn. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2018

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class I – Nominees for Term Expiring in 2021

Name	Age	Principal Occupation and Other Information
Peter M. Stavros	43
Peter M. Stavros has been a member of our board of directors since July 2013. Mr. Stavros joined Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) in 2005 and is a Member of KKR and head of its Industrials private equity team. He also became a member of KKR’s Americas Investment Committee in September 2013 and KKR’s Healthcare Growth Investment Committee in 2016. Prior to taking over responsibility for the Industrials sector in 2010, Mr. Stavros was a member of KKR’s Healthcare investment team. During that time, he was actively involved with the investment in HCA and, since assuming responsibility for the Industrials sector, has been actively involved with the investments in Capsugel, Capital Safety, Gardner Denver, The Crosby Group, CHI Overhead Doors and Hyperion. Prior to joining KKR, Mr. Stavros was with GTCR Golder Rauner from 2002 to 2005, where he was involved in the execution of numerous investments in the health care sector. He holds a Bachelor of Science in Chemistry, magna cum laude, from Duke University and a Master of Business Administration with high distinction, Baker Scholar, from Harvard Business School.

		Class I – Nominees for Term Expiring in 2021

Name	Age	Principal Occupation and Other Information
William E. Kassling	74
William E. Kassling has been a member of our board of directors since February 2017 and a member of the board of Gardner Denver, Inc. since August 2013. He has served as Lead Director of Wabtec Corporation, a manufacturer of braking equipment and other parts for locomotives, freight cars and passenger rail cars, since 2013. Mr. Kassling also previously served as President and Chief Executive Officer of Wabtec Corporation from 1990 until 2001 and 2004 to 2006, and served as Chairman from 2009 to 2013. Before leading a management group in the purchase of Wabtec Corporation from American Standard in 1990, Mr. Kassling spent six years overseeing its operations as American Standard’s Vice President, Group Executive, Railway Products Group. Prior to that, between 1978 and 1984, he served American Standard Incorporated first as Vice President, Strategic Planning and Development and later as Vice President, Group Executive and Building Specialties Group. In addition to Wabtec Corporation, Mr. Kassling is a board member of The Crosby Group, Pacific Design Technologies, the Pittsburgh Penguins and the Texas Rangers and served as a board member of Parker Hannifin Corporation from 2001 to 2015. He is also a member of the advisory board of the University of Pittsburgh Cancer Institute. Mr. Kassling holds a Master of Business Administration from the University of Chicago and a Bachelor of Science degree in Industrial Management from Purdue University.

Michael V. Marn	65
Michael V. Marn has been a member of our board of directors since February 2017 and a member of the board of Gardner Denver, Inc. since August 2013. Mr. Marn has served as an Industry Advisor in KKR’s Industrials private equity team, specializing in industrial marketing since 2010. From 1977 until his retirement in 2010, he was a Partner at McKinsey & Company. As a leader in McKinsey’s worldwide marketing practice, Mike focused primarily on business-to-business clients, and split his time between assisting clients and leading research and development efforts. He also served as the Chairman of the American Red Cross Northeast Ohio Region. Mr. Marn holds a Bachelor of Arts from Hiram College and a Masters in Management Science from Case Western Reserve University.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class II – Directors Whose Term Expires in 2019

Name	Age	Principal Occupation and Other Information
Vicente Reynal	43
Vicente Reynal has served as our Chief Executive Officer since January 2016, and has also been a member of our board of directors since February 2017 and a member of the board of Gardner Denver, Inc. since January 2016. Mr. Reynal is responsible for leading the Company and driving its overall growth and profitability as a global supplier of innovative and application-critical flow control products, services and solutions. Mr. Reynal joined Gardner Denver in May 2015 as the President of our Industrials segment. Before joining Gardner Denver, Mr. Reynal spent 11 years at Danaher Corporation, a designer and manufacturer of professional, medical, industrial and commercial products and services, where he most recently served as the Group President of Dental Technologies from December 2013 to May 2015, leading the KaVo Kerr Group. Mr. Reynal also held various other executive positions at Danaher Corporation, including as the President of the Ormco business from October 2011 to December 2013, President of the Pelton & Crane, KaVo business from 2007 to 2011 and Vice President of Global Operations for the Danaher Motion Platform from 2004 to 2007. Prior to joining Danaher, Mr. Reynal served in various operational and executive roles at Thermo Fisher Scientific and AlliedSignal Corp. (which merged with Honeywell, Inc. to become Honeywell International, Inc. in 1999). Mr. Reynal holds a Bachelor of Science degree in Mechanical Engineering from Georgia Institute of Technology and Master of Science degrees in both Mechanical Engineering and Technology & Policy from Massachusetts Institute of Technology.

John Humphrey	52
John Humphrey has been a member of our Board since February 2018. In 2017, Mr. Humphrey retired from Roper Technologies, a company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. At Roper, he served from 2011 to 2017, as Executive Vice President and Chief Financial Officer, and from 2006 to 2011, as Vice President and Chief Financial Officer. Prior to joining Roper, Mr. Humphrey spent 12 years with Honeywell International, Inc. and its predecessor company, AlliedSignal, in a variety of financial leadership positions. Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions. He is a member of the Board of Directors of EnPro Industries, Inc. Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the University of Michigan.

		Class II – Directors Whose Term Expires in 2019

Name	Age	Principal Occupation and Other Information
Joshua T. Weisenbeck	36
Joshua T. Weisenbeck has been a member of our board of directors since July 2013. Mr. Weisenbeck joined KKR in 2008, and is a Member of KKR and part of the Industrials private equity team at KKR. He has been actively involved with the investments in Gardner Denver, Capsugel and Capital Safety, in addition to having portfolio company responsibility for BrightView. In addition, he serves on the board of directors of BrightView and was formerly a director of Capsugel and Capital Safety. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard Freres & Co. in its Power & Energy group from 2004 to 2006, where he was involved in a number of merger and acquisition transactions. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College.

		Class III - Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
Brandon F. Brahm	33
Brandon F. Brahm has been a member of our board of directors since July 2013. Mr. Brahm has been a member of the Industrials private equity team at KKR since 2010. He has been actively involved with the investments in Capital Safety, Gardner Denver and The Crosby Group. In addition, he serves on the board of directors of The Crosby Group and was formerly a director of Capital Safety. Prior to joining KKR, he was with Goldman Sachs in New York, where he was involved in a variety of merger, acquisition, financing and other corporate advisory transactions in the financial institutions group. He holds a Bachelor of Science in Finance from the Leonard N. Stern School of Business at New York University.

William P. Donnelly	56
William P. Donnelly has been a member of our board of directors since May 2017. Mr. Donnelly joined Mettler-Toledo International Inc. in 1997 and since 2014 has been Executive Vice President responsible for finance, investor relations, supply chain and information technology. From 1997 to 2002 and from 2004 to 2014, Mr. Donnelly served as Mettler-Toledo’s Chief Financial Officer. From 2002 to 2004, he served as division head of Mettler-Toledo’s product inspection and certain lab businesses. From 1993 to 1997, Mr. Donnelly served in various senior financial roles, including Chief Financial Officer, of Elsag Bailey Process Automation, NV and prior to that, he was an auditor with PricewaterhouseCoopers LLP from 1983 to 1993. Mr. Donnelly serves on the Executive Committee of John Carroll University’s Board of Trustees. Mr. Donnelly received a Bachelor of Science in Business Administration from John Carroll University.

		Class III - Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
Nickolas Vande Steeg	75
Nickolas Vande Steeg has been a member of our board of directors since February 2017 and a member of the board of Gardner Denver, Inc. since August 2013. He served for 34 years at Parker Hannifin Corporation, a global supplier of innovative engineered products, in positions of increasing responsibility culminating as President, Chief Operating Officer and Board Member from 2004 to 2007. Mr. Vande Steeg currently serves on the board of Trimble, Inc. since 2006 and is a trustee of an APU/ UC University, board member of several non-profits, and a minority partner in a Major League Baseball team. He is also a director and partial owner of Pacific Design Technologies, an Aerospace thermal management supplier, since 2015. He obtained a Bachelor of Science in Industrial Technology from the University of California and a Master of Business Administration with highest honors from Pepperdine University. Mr. Vande Steeg was awarded the Shingo Lean Leadership Management Award in 2006.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: the Audit Committee and the Compensation Committee. Because affiliates of KKR hold more than 50% of our common stock we are considered a “controlled company” as defined in the listing standards of the New York Stock Exchange (the “NYSE”). As such, we have elected to be exempt from the requirements to have a nominating/corporate governance committee, a compensation committee composed entirely of independent directors and a majority of independent directors on our Board.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit or Compensation Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Messrs. Humphrey, Kassling, Vande Steeg and Donnelly is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Donnelly, Kassling and Humphrey is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Mr. Vande Steeg is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In addition, our Board of Directors had determined that Pastor Velasco, who resigned from the Board of Directors in October 2017, was independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership, as well as for purposes of Section 10A(m)(3) of the Exchange Act.

Board Structure

Our Board of Directors is led by Mr. Stavros, our Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Stavros serves as Chairman, while Mr. Reynal serves as our Chief Executive Officer.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee
William P. Donnelly	X, Chair
John Humphrey	X
William E. Kassling	X
Peter M. Stavros		X, Chair
Nickolas Vande Steeg		X
Joshua T. Weisenbeck		X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2017, the Board held 5 meetings and acted 4 times by unanimous written consent. During 2017, (i) the Audit Committee held 6 meetings and did not act by unanimous written consent; and (ii) the Compensation Committee held 6 meetings and acted 2 times by unanimous written consent. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Audit Committee

During the course of 2017, our Audit Committee consisted of Messrs. Donnelly, Kassling, Stavros and Velasco. The current members of the Audit Committee are Messrs. Donnelly, Humphrey and Kassling, with Mr. Donnelly serving as Chair. All current members of the Audit Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Messrs. Donnelly and Humphrey qualify as audit committee financial experts as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Donnelly’s qualification based on, among other things, Mr. Donnelly’s experience as the Chief Financial Officer of Mettler-Toledo International Inc. and as an auditor with PriceWaterhouseCoopers LLP. The Board reached its conclusion as to Mr. Humphrey’s qualification based on, among other things, Mr. Humphrey’s experience as the Chief Financial Officer of Roper Technologies.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;
•	overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;
•	retaining and reviewing the qualifications, performance and independence of our independent auditor;
•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;
•	overseeing our internal audit function; and
•	reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and
•	reviewing and discussing with management compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Our Compensation Committee consists of Messrs. Stavros, Vande Steeg and Weisenbeck, with Mr. Stavros serving as chair. Mr. Vande Steeg has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;
•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;
•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2017―Description of Director Compensation” sections of this proxy statement.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business, including areas of risk (including cyber risk) and mitigating factors and summarizes these discussions for the Board. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon approval by the Board.

Our Corporate Governance Guidelines and our Audit and Compensation Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.gardnerdenver.com. Any stockholder also may request them in print, without charge, by contacting the Secretary of the Company, 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executve officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

Director Nomination Process

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above, the Board of Directors as a whole performs the functions of nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

The Board weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Board also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Board does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Board does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the

Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Board may seek referrals from its members, management, stockholders and other sources. The Board also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Board utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Board seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that KKR has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors collectively beneficially owned by KKR. Currently, three directors (Messrs. Stavros, Weisenbeck and Brahm) nominated by KKR serve on our Board of Directors.

In connection with its annual nomination of a slate of nominees, the Board may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

In particular, the members of our Board of Directors considered the following important characteristics:

•	Vicente Reynal, our Chief Executive Officer, has 22 years of experience in corporate strategy, new product development, general management processes and operations leadership with companies in the industrial, energy and medical industries.
•	Peter M. Stavros, Joshua T. Weisenbeck and Brandon F. Brahm are representatives appointed by affiliates of KKR, our principal stockholder, and have significant financial, investment and operational experience from their involvement in KKR’s investments in numerous portfolio companies and have played active roles in overseeing those businesses.
•	William E. Kassling has many years of experience at manufacturing companies, including experience as chief executive officer and chairman of the board of a publicly held company.
•	Michael V. Marn has many years of experience as senior partner at a consulting company and has been involved in KKR’s investments in industrial companies.
•	Nickolas Vande Steeg has many years of experience as president, chief operating officer and board member of a publicly held engineered products company.
•	William P. Donnelly has many years of experience as the chief financial officer of a publicly held company.
•	John Humphrey has many years of experience at manufacturing companies, including experience as the chief financial officer and board member of a publicly held company.

This annual director nomination process resulted in the Board’s nomination of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202. All recommendations for nomination received by the Secretary of the Company that satisfy our by-law requirements relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2019 Annual Meeting.”

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Vicente Reynal, whose biographical information is presented under “Continuing Members of the Board of Directors.”

Name	Age	Principal Occupation and Other Information
Philip T. Herndon	52
Philip T. (“Todd”) Herndon has served as our Chief Financial Officer since October 2016. Mr. Herndon joined Gardner Denver in January 2016 as Chief Financial Officer of our Industrials segment. Mr. Herndon is responsible for leading the Company’s financial and accounting operations, information technology on a global basis and global pricing excellence. Prior to joining Gardner Denver, Mr. Herndon served as the Chief Financial Officer of Capital Safety, Inc., the nation’s top producer of fall safety equipment, from November 2012 to August 2015. Prior to joining Capital Safety, Mr. Herndon was Vice President of Finance for Sealed Air Corporation, a packaging manufacturer, from 2011 to 2012. From 2007 to 2011, Mr. Herndon was Vice President of Business Development and Corporate Controller at Diversey, Inc. Prior to 2007, Mr. Herndon held various financial and general management roles within Diversey, Inc. Mr. Herndon graduated from Indiana University with a Bachelor of Business Administration and holds a Master of Business from Marquette University.

Andrew Schiesl	46
Andrew Schiesl has served as our Vice President, General Counsel, Chief Compliance Officer and Secretary since joining Gardner Denver in December 2013. Mr. Schiesl is responsible for leading the Company’s legal, compliance, governance and risk management functions and has global oversight for human resource and compensation matters. Mr. Schiesl served as Vice President and General Counsel of Quad/Graphics, Inc., a commercial printing business, from 2003 until he joined Gardner Denver. Prior to Quad/Graphics, he was Senior Counsel at Harley-Davidson, Inc., after beginning his career practicing law with Foley & Lardner LLP in Milwaukee. Mr. Schiesl received a bachelor’s degree in Political Science and History from the University of Wisconsin-Milwaukee and graduated from the University of Pennsylvania School of Law. He holds a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Neil D. Snyder	45
Neil D. Snyder has served as our Senior Vice President in charge of Strategy, Business Development and Planning since January 2017. Mr. Snyder joined Gardner Denver in March 2016 as Vice President Strategy & Planning, Industrials segment. Prior to joining Gardner Denver, Mr. Snyder served as Vice President, Head of Financial Planning and Analysis from June 2012 to January 2016 and President, Europe, Middle East and Africa from September 2013 to May 2014 for Capital Safety Inc. the global top producer of fall safety equipment.

Name	Age	Principal Occupation and Other Information

Previously, Mr. Snyder held various executive roles of increasing responsibility at United Technologies Corporation from 2007 to 2012 and Hewlett-Packard Company from 2002 to 2006. Mr. Snyder began his career at Ernst & Young LLP. Mr. Snyder holds a Bachelor of Science in Accounting from the University of Southern California and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Enrique Miñarro Viseras	40
Enrique Miñarro Viseras has served as our Vice President and General Manager, Industrials segment EMEA Region since joining Gardner Denver in May 2016. Mr. Miñarro Viseras is responsible for leading all Industrials segment operations including sales, service and manufacturing within Europe and India. Prior to Gardner Denver, Mr. Miñarro Viseras had an extensive fifteen year career at Emerson Network Power and Emerson Industrial Automation, most recently serving as the Managing Director, Emerson Network Power from May 2015 to April 2016. Prior to Managing Director, Mr. Miñarro Viseras held the position of President, Control Techniques for Emerson Industrial Automation from July 2012 to April 2015. Mr. Miñarro Viseras holds a degree in Industrial Engineering from Universidad Politécnica of Valencia, Spain, a Master of Business Administration and a Master of Engineering and Management from Cranfield University, United Kingdom and a Doctorate in Engineering.

Mark R. Sweeney	56
Mark R. Sweeney has served as our Chief Accounting Officer since January 2017. Mr. Sweeney joined Gardner Denver as Corporate Controller in May 2014 and is responsible for controllership, accounting, financial reporting, financial systems and global shared-services for the Company. Prior to joining Gardner Denver, Mr. Sweeney served as Senior Vice President and Chief Accounting Officer of J.C. Penney Company from September 2012 to September 2013. Prior to J.C. Penney, Mr. Sweeney served as Vice President and Operational Controller at General Electric from 2008 to 2012 and held multiple finance positions with increasing responsibility in General Electric’s Energy Division from 1997 through 2008. Mr. Sweeney graduated from the University of Missouri-Columbia with a degree in Accountancy.

Kimberly J. Rubottom	54
Kimberly J. Rubottom has served as our Vice President of Human Resources since January 2015. Ms. Rubottom joined Gardner Denver in January 2014 as Vice President, Industrials segment focusing on Organization Management & Strategy. Prior to joining Gardner Denver, Ms. Rubottom served most recently as Underground Hard Rock Drilling Global Product Manager for Caterpillar Inc. from July 2011 to December 2013. Ms. Rubottom previously held multiple roles with increasing responsibility in Human Resources, Corporate Control, Business Management and Operations/Lean Management at Caterpillar Inc., Bucyrus International, Inc. and DBT GmbH from 1999 through 2011. Ms. Rubottom earned a Bachelor of Business Administration, Accounting and Finance from Clarion University of Pennsylvania.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2017 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.

The following tables sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended December 31, 2017 and 2016 and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.

	For the Years Ended December 31, (in thousands)
	2017	2016
Fees:
Audit fees	$2,952	$3,019
Audit Related fees(1)	773	75
Tax fees(2)	298	344
All other fees(3)	298	—
Total	$4,321	$3,438
(1)	Audit related fees include fees related to the Company’s public offerings, Sarbanes-Oxley readiness and a license for an accounting research tool.
(2)	Tax fees include fees for income tax compliance and transfer pricing services.
(3)	All other fees include fees related to professional services rendered in connection with the Company’s issuance of deferred stock units during 2017.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 22 to 42. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 22 to 30, as well as the discussion regarding the Compensation Committee on page 12.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF
STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 19) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal No. 3 on page 19, the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 22 to 30 as well as the discussion regarding the Compensation Committee on page 12.

We believe a three-year frequency is most consistent with the Company’s approach to compensation. Our compensation committee reviews the Company’s executive compensation program regularly to ensure alignment with the goals of attracting and retaining individuals with the qualifications to meet the Company’s strategic objectives and creating value for our stockholders. Longer-term and forward-thinking plans and strategies often take more than a year or two to have a meaningful impact on the Company and translate into stockholder value. The Board believes an annual or biennial stockholder vote on the compensation paid to our named executive officers would run counter to the goal of encouraging long-term planning and could instead lead to planning that focuses too heavily on short-term achievements. In addition, the Board believes a vote every three years will provide sufficient time for stockholders to evaluate the effectiveness of the Company’s larger, and more impactful, plans and strategies.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE EVERY “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

William P. Donnelly, Chair
John Humphrey
William E. Kassling
Peter M. Stavros (Audit Committee member until February 7, 2018)

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in the Company’s proxy statement on Schedule 14A for the 2018 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Peter Stavros, Chair
Nickolas Vande Steeg
Joshua Weisenbeck

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section describes our compensation philosophy and details the compensation programs that cover our named executive officers (“NEOs”).

Our NEOs for 2017 are:

•	Vicente Reynal, our Chief Executive Officer;
•	Philip T. Herndon, our Vice President and Chief Financial Officer; and
•	Our three other most highly compensated executive officers who served in such capacities as of December 31, 2017, namely:
•	Andrew Schiesl, our Vice President, General Counsel, Chief Compliance Officer and Secretary;
•	Neil D. Snyder, our Senior Vice President, Strategy, Business Development and Planning; and
•	Enrique Miñarro Viseras, Vice President and General Manager, Industrials Segment EMEA

Executive Compensation Objectives and Philosophy

Our executive compensation philosophy is designed to attract and retain individuals with the qualifications to meet the Company’s strategic objectives and create value for our shareholders. We believe that the best way to align our executives with our objectives and create shareholder value is to emphasize two key compensation principles: (1) significant equity participation and (2) pay-for-performance.

In February 2018, following an evaluation with the assistance of Pearl Meyer of equity-based incentives for our executive officers, the Compensation Committee adopted a new long-term equity incentive program (the “2018 LTI Program”). Under the 2018 LTI Program, our NEOs will receive annual equity awards, 50% of which will be in the form of time-vesting restricted stock units and 50% of which will be in the form of time-vesting stock options. The following charts illustrate our focus on equity participation by showing that 72% of our CEO’s expected 2018 target base salary, annual incentive, and long-term equity incentive compensation mix and 49% of our other NEOs’ expected 2018 mix is based on long-term equity incentives. See “Compensation Actions Taken in 2018—Long-Term Incentive Compensation”.

Our commitment to aligning the interests of our executives to the interests of our shareholders through equity participation is further evidenced by the fact that in 2017 we adopted what we believe is a market-leading stock ownership and retention policy for our executives and non-employee directors that combines robust stock ownership requirements with retention requirements. See “Stock Ownership and Retention Policy” below. All of our NEOs maintain a significant equity stake in the Company and currently exceed their respective ownership requirements through ownership of vested and exercisable stock options and/or direct investments in our common stock.

In addition to equity participation, we strongly believe in a pay-for-performance culture. This is evidenced by the fact that our annual cash incentive program is 100% based on the financial performance of the Company and its business units and that it accounts for 50% of the expected total cash compensation of our CEO, and on average 41% for our other NEOs, in each case when paid out at target. When paid out at the maximum payout (capped at 200% of target), this percentage increases to 67% and 58%, respectively. Also, our executives receive no payout for below threshold performance and we believe that our threshold at 95% of target is more challenging than typical market practice. See “—Executive Compensation Program Elements—Cash Bonus Opportunities—Annual Cash Bonus Opportunity”. Even more importantly, when our short-term cash incentive is combined with our long term equity incentive, it results in 84% of our CEO’s and 70% of our NEOs’ compensation being variable performance compensation.

In addition to equity compensation and our annual cash incentive opportunity, we provide NEOs a combination of the following other compensation components:

•	Base salary - Fixed pay that is market competitive and sufficient to engage high caliber talent;
•	Broad-based employee benefits – Fixed pay intended to attract and retain employees while providing them with retirement and health and welfare security; and
•	Severance and other benefits payable upon certain terminations of employment or a change in control - Encourages the continued attention and dedication of our NEOs and provides reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.

In 2017 we did not make any equity grants to our NEOs believing that the equity grants made in prior years were sufficiently retentive and fostered the necessary level of alignment with shareholder interests. See “—Executive Compensation Program Elements—Long-Term Equity Incentive Awards”.

Strong Compensation Governance Practices and Policies

Within the context of the compensation philosophy and the Company’s business objectives, the Compensation Committee engages in an ongoing review of the Company’s executive compensation programs. In connection with this review, the Compensation Committee has adopted the following practices and policies reflecting what it believes to be a best practices approach to executive compensation.

Compensation Determination Process and Compensation Consultant Independence

Prior to our initial public offering, our Compensation Committee historically made all executive compensation decisions, including determinations as to the compensation of our NEOs. From the date of our initial public offering, the Compensation Committee has been responsible for determining the compensation of our Chief Executive Officer (“CEO”) and other executive officers and approving or recommending such compensation to the Board of Directors. Because of his daily involvement with the executive team, our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Compensation Committee regarding his or her own compensation.

In connection with our initial public offering, we engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist us in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers. In February 2018, the Compensation Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest.

The Compensation Committee did not benchmark 2017 compensation against a peer group. However, over the course of the second half of 2017 and early 2018, Pearl Meyer developed a compensation peer group, conducted a competitive market assessment and developed recommendations for the 2018 LTI Program. See “Compensation Actions Taken in 2018—Long-Term Incentive Compensation.”

Executive Compensation Program Elements

Base Salaries

Base salary is the only fixed component of the Company’s NEOs’ cash compensation. An NEO’s base salary is related to the individual’s level of responsibility and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and internal pay parity. Base salaries are reviewed annually or at other times when appropriate and may be increased from time to time pursuant to such review. In connection with our annual review, we determined to increase the base salaries of each of our NEOs by not more than 3% based on their performance in 2016, effective April 2017. Mr. Miñarro Viseras is based in Germany and compensated in Euros; accordingly, his salary increase was based on his salary in Euros. The following table reflects the base salaries of our NEOs as of December 31, 2017.

	Base Salary as of December 31, 2016	Base Salary as of December 31, 2017
Vicente Reynal, Chief Executive Officer	$750,000	$766,500
Philip T. Herndon, Vice President and Chief Financial Officer	$400,000	$409,000
Andrew Schiesl, Vice President, General Counsel, Chief Compliance Officer and Secretary	$450,000	$460,000
Neil D. Snyder, Senior Vice President, Strategy, Business Development and Planning	$345,000	$353,000
Enrique Miñarro Viseras, Vice President and General Manager, Industrials Segment EMEA(1)	$304,288	$337,814
(1)	Mr. Miñarro Viseras is based in Europe and is compensated in Euros. We converted his 2016 base salary (which was 275,000 Euros) to U.S. dollars at an exchange rate of 1.1065, which was the average monthly translation rate for 2016. We converted his 2017 base salary (which was 281,500 Euros) to U.S. dollars at an exchange rate of 1.20048, which was the end of month translation rate, December 2017.

Cash Bonus Opportunities

Annual Cash Bonus Opportunity

In order to tie a portion of their cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our management incentive plan (“MIP”) based on the achievement of our financial goals for the Company and their respective business units.

A target annual bonus, expressed as a percentage of an NEO’s base salary in effect at year-end, is established within certain NEOs’ offer letters and employment agreements and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion or performance. The target annual bonus for 2017 for Messrs. Reynal and Herndon was 100% of their respective base salaries, for Mr. Schiesl was 75% of his base salary, for Mr. Snyder was 50% of his base salary and for Mr. Miñarro Viseras was 45% of his base salary.

We generally believe that tying our corporate level NEOs’ bonuses to company-wide performance goals encourages those NEOs to focus on company-wide priorities, and that tying the bonuses of our NEOs at the business segment and business unit level to business segment goals and business unit goals, respectively, rewards these NEOs for achievements with respect to their business segments and units. In 2017, the Compensation Committee decided to base MIP awards for Messrs. Reynal, Herndon and Snyder in part on the performance of our Industrials segment because each serves in roles at both the corporate level and the Industrials segment level and the Compensation Committee wanted them to continue to focus on the objectives of the Industrials segment since it typically accounts for a significant portion of our total revenue. A detailed description of the 2017 MIP metrics and the calculation of the actual amounts paid to each of our NEOs are provided below.

We chose to use Adjusted EBITDA, as that term is defined elsewhere in this Annual Report on Form 10-K because we believe that it provides a reliable indicator of our strategic growth and the strength of our overall financial results.

Actual amounts paid to Messrs. Reynal, Herndon and Snyder under the 2017 MIP were calculated by multiplying their target annual bonus for 2017 by the sum of (1) 75% multiplied by the weighted average of the payout percentages associated with our achievement against the Adjusted EBITDA targets for the MIP Business Units (as defined below) and (2) 25% multiplied by the payout percentage associated with our achievement against the Industrials Segment Adjusted EBITDA target. The “MIP Business Units” include Energy P&IP, Energy Nash/Garo, Energy Emco, Industrials Americas, Industrials EMEA, Industrials APAC, and Medical. The weighting for each MIP Business Unit is determined by dividing fiscal 2017 Adjusted EBITDA budget for each business unit by the sum of fiscal 2017 Adjusted EBITDA budgets for all the MIP Business Units. To calculate the composite payout percentage for all MIP Business Units, each MIP Business Unit’s corresponding weighting is multiplied by the payout percentage associated with actual 2017 Adjusted EBITDA achievement against that business unit’s respective Adjusted EBITDA budget and the resulting amounts are summed.

We believe Adjusted EBITDA targets set for the MIP Business Units in 2017 provided reasonably achievable, but challenging goals for our NEOs and the other MIP participants at the corporate level. In addition, we believe the Industrials Segment Adjusted EBITDA target set in 2017 provided reasonably achievable, but challenging goals for our NEOs and other MIP participants in the Industrials segment.

Actual amounts paid to Mr. Schiesl under the 2017 MIP were calculated by multiplying his target annual bonus for 2017 by the weighted average of the payout percentages associated with our achievement against the Adjusted EBITDA targets for the MIP Business Units.

For our NEO at the business unit level, Mr. Miñarro Viseras, the MIP award is tied to the financial results of his business segment and his business unit measured by Adjusted EBITDA. The actual amount paid to Mr. Miñarro Viseras under the 2017 MIP was calculated by multiplying his target annual bonus for 2017 by the sum of (1) 50% multiplied by the payout percentage associated with our achievement against the Industrials Segment Adjusted EBITDA target and (2) 50% multiplied by the payout percentage associated with our achievement against the Industrials EMEA Adjusted EBITDA target. We believe the Industrials EMEA Adjusted EBITDA target set in 2017 provided a reasonably achievable, but challenging goal for Mr. Miñarro Viseras and other MIP participants at our Industrials EMEA business unit.

The Adjusted EBITDA payout percentage for each of our segments and business units was determined by calculating actual achievement against the Adjusted EBITDA performance targets based on the pre-established scale set forth in the table below.

Achievement of Performance Target	Payout Percentage
Less than 95%	0%
95%	75%
100%	100%
110%	200%

No cash incentive award would have been paid to our NEOs whose awards were based partially or entirely on the performance of our MIP Business Units unless actual performance for fiscal 2017 for at least one of the MIP Business Units was at or above 95% of the applicable Adjusted EBITDA target (or, in the case of Mr. Miñarro Viseras, if the performance of our Industrials segment for 2017 was at or above the Adjusted EBITDA target for our Industrials segment). Adjusted EBITDA results are adjusted to the extent that actual foreign exchange rates by country differ by more than 5% of budgeted foreign exchange rates. For performance percentages between the levels set forth above, the resulting payout percentage is adjusted on a linear basis. In addition to setting Adjusted EBITDA targets for our business units, we set an annual corporate expense budget each year and any difference between actual and budgeted corporate expense is allocated to the Adjusted EBITDA at our business units at the discretion of the Compensation Committee. While there are no individual goals for purposes of MIP award payments, the Compensation Committee, on the recommendation of Mr. Reynal, may adjust an incentive payment upward or downward for performance-related reasons. In addition, the Compensation Committee has discretion to adjust MIP award payments for unanticipated events. For 2017, the Compensation Committee did not make any discretionary adjustments to the calculated MIP award payments.

The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2017 MIP in light of these performance results.

				Adjusted EBITDA Payout Percentage
Name	2017 Base Salary	Target Bonus %	Target Bonus Amount	Industrials	Industrials EMEA	Weighted Average of Business Units(1)	Weighted Payout Percentage	Actual Bonus Paid
Vicente Reynal(2)	$766,500	100%	$766,500	150%	N/A	142%	144%	$1,103,760
Philip T. Herndon(2)	$409,000	100%	$409,000	150%	N/A	142%	144%	$588,960
Andrew Schiesl	$460,000	75%	$345,000	N/A	N/A	142%	142%	$489,900
Neil Snyder	$353,000	50%	$176,500	150%		142%	144%	$254,160
Enrique Miñarro Viseras(3)	$337,814	45%	$152,016	150%	120%	N/A	135%	$205,222
(1)	Represents the weighted average of the payout percentages associated with our achievement against the Adjusted EBITDA targets for the MIP Business Units.
(2)	Messrs. Reynal’s, Herndon’s and Snyder’s 2017 MIP opportunities were based 75% on the weighted average of the payout percentages associated with our achievement against the Adjusted EBITDA targets for the MIP Business Units and 25% on the payout percentage associated with our achievement against the Adjusted EBITDA target for the Industrials segment.
(3)	Mr. Miñarro Viseras’s 2017 MIP opportunity was based 50% on the payout percentage associated with our achievement against the Adjusted EBITDA target for the Industrials segment and 50% on the payout percentage associated with our achievement against the Adjusted EBITDA target for the Industrials EMEA business unit.

IPO Bonuses

For their extraordinary efforts in 2017 in connection with our initial public offering, the Compensation Committee in February 2018 determined to award each of Messrs. Reynal, Herndon, Schiesl and Snyder a one-time discretionary IPO bonus. The IPO bonuses were awarded in the following amounts: Mr. Reynal - $225,000; Mr. Herndon - $125,000; Mr. Schiesl - $100,000; and Mr. Snyder - $75,000.

Sign-on Bonuses

From time to time, we may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally, they are used to provide an incentive to candidates to leave their current employers or may be used to offset the loss of unvested compensation that they may forfeit as a result of leaving their current employers. Sign-on bonuses are typically subject to a clawback obligation if the officer voluntarily terminates his or her employment with us prior to the first anniversary of the employment commencement date. We did not award any sign-on bonuses to our NEOs in 2017.

Long-Term Equity Incentive Awards

Prior to our initial public offering, we granted long-term equity-based awards to our executives that were designed to align executives’ and shareholders’ interests, promote performance through a broad ownership mindset, incentivize our executives to remain in our service and align the interests of our executives with those of our ultimate equity holders. The awards we granted to our NEOs under our long-term incentive program (our “Long-Term Incentive Program”) were in the form of stock options, with 50% of each award vesting based on time-based vesting conditions (“Time Options”) and 50% of each award vesting based on performance-based vesting conditions (“Performance Options”). The stock options generally vest, if at all, ratably over a three- to five-year period, subject to continued employment through the applicable vesting date and, in the case of the Performance Options, achievement of the applicable performance criteria. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Terms of Equity Awards—Long-Term Incentive Plan Grants.” The Compensation Committee determined that granting our NEOs stock options would meet our goals of fostering a culture of performance and commitment to our Company. Stock options serve as components of performance-based compensation because they only provide value to our NEOs if the value of our stock appreciates. All equity-based awards under our Long-Term Incentive Program were granted under the 2013 Stock Incentive Plan.

In addition to granting them long-term equity-based awards, we have given our executive officers the opportunity to, and in some cases, in connection with the commencement of their employment with us, have required them to, make meaningful investments in our common stock, subject to satisfaction of applicable securities law requirements. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Summary of NEO Offer Letters and Employment Agreements.”

In connection with our initial public offering, we adopted a new incentive plan, the Gardner Denver Holdings, Inc. 2017 Stock Incentive Plan, pursuant to which we will grant our future long-term equity incentive awards. See “Compensation Actions Taken in 2018—Long-Term Incentive Compensation” below.

Benefits and Perquisites

While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:

•	a 401(k) savings plan;
•	medical, dental, vision, life and disability insurance coverage; and
•	dependent care and healthcare flexible spending accounts.

401(k) Plan

Our U.S. eligible employees, including our NEOs, participate in the Gardner Denver, Inc. Retirement Savings Plan (the “401(k) plan”), which is a tax-qualified retirement savings plan. For employees hired after January 1, 2014, enrollment in the 401(k) plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) plan, we match 100% of the first 6% of a participant’s salary contributions to the 401(k) plan. Participants are 100% vested in employee and matching contributions. The maximum contribution to the 401(k) plan is 100% of an employee's annual eligible compensation, subject to regulatory and plan limitations.

Supplemental Excess Defined Contribution Plan

In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above), including the NEOs other than Mr. Miñarro Viseras, are eligible to participate in the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”), which is funded through a Rabbi Trust. This plan provides participants with a similar level of benefits afforded to all other eligible employees who are not subject to the limitations imposed by the IRS on our tax-qualified 401(k) plan.

Eligible employees may contribute to the Excess Contribution Plan when they exceed the annual IRS pre-tax contribution limits and the annual catch-up contribution limit for participants age 50 or over. Under the Excess Contribution Plan, we match 100% of the first 6% of a participant’s salary contributions to the Excess Contribution Plan. Company matching contributions under the Excess Contribution Plan are contributed in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.

Limited Perquisites

Executive perquisites are not part of our general compensation philosophy, however we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. These are typically set forth in the offer letters or employment agreements we enter into with our executive officers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Summary of NEO Offer Letters and Employment Agreements.” For example, in 2017, per his employment agreement, Mr. Miñarro Viseras was entitled to international school assistance and use of a company car. Mr. Snyder was also provided with a housing allowance. In addition, from time to time, we provide tax gross-ups on perquisites we provide in order to allow our NEOs to enjoy the full benefit of the perquisite we are providing.

Severance and Change in Control Agreements

The Company believes that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. As discussed above, the offer letters we enter into with our NEOs provide for certain payments, rights and benefits to the NEOs upon an involuntary termination of employment without Cause (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below) from the Company or a termination by the NEO for Good Reason (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below). In addition, our equity award agreements provide for accelerated vesting upon a change in control in certain circumstances, as more fully described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Terms of Equity Awards.”

Employment Agreements

We do not typically enter into employment agreements with our NEOs; however, we entered into an employment agreement and offer letter with Mr. Miñarro Viseras and offer letters setting forth initial compensation and benefits, as well as severance terms, with each of our other NEOs. Full descriptions of the material terms of the employment agreement and offer letter we entered into with Mr. Miñarro Viseras and the offer letters we entered into with Messrs. Reynal, Herndon, Schiesl and Snyder are presented below in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017.”

Risk Management

The Compensation Committee conducts a thorough review of all incentive programs and confirms that our executives are not incented to focus on short-term stock performance or take excessive risk in managing the business. In particular, long-term incentive awards, as a significant portion of total direct compensation and robust stock holding requirements, are structured to align management with the long-term health of the business.

Stock Ownership and Retention Policy

To align the interests of our management and directors with those of our stockholders, the Board of Directors concluded that certain of our executive officers (the “Covered Executives”) and directors should have a significant financial stake in the Company’s stock. To further that goal, we implemented stock ownership guidelines in 2017 (the “Guidelines”). The Covered Executives will be required to hold a specific level of equity ownership as outlined below:

Executives: The Guidelines will apply to the Covered Executives in the following Tiers:

Tier One:	Chief Executive Officer
Tier Two:	Chief Financial Officer and General Counsel
Tier Three:	P&L and Corporate Leaders

Covered Executives’ Stock Ownership Multiples: The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s base annual salary rate as of January 1st of the year, are as follows:

Tier One:	10 times base salary
Tier Two:	5 times base salary
Tier Three:	3 times base salary

Retention Requirement: There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, Covered Executives must retain 75% of net shares granted to them. Once the ownership guideline is met, Covered Executives must retain 30% of net shares granted to them; however, this requirement drops to 20% for a Covered Executive upon the earlier of a (1) such Covered Executive reaching the age of 55 and (2) such covered executive achieving 10 years of service with the Company and terminates upon the earlier of (1) such Covered Executive reaching the age of 60 and (2) such covered executive achieving 15 years of service with the Company.

The shares counted toward these ownership requirements includes shares owned outright and vested stock options. The retention requirement applies to all prior and future grants.

These ownership requirements are set at levels that the Company believes are robust given the Covered Executives’ respective salaries and responsibilities.

Directors: Our directors are required to hold 75% of net shares granted to them under our benefit plans until they own equity equal to five times their annual cash retainers. Once the ownership guideline is met, directors must retain 30% of the net shares granted to them under our benefit plans until their retirement.

As of January 1, 2018, all of our NEOs and then serving directors were in compliance with the applicable stock ownership levels under the Guidelines.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Section 162(m) of the Internal Revenue Code

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options granted) during a specified transition period following our initial public offering. This transition period was previously anticipated to potentially extend until our first annual stockholders meeting that occurs in 2021 pursuant to regulations under the Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the recently enacted Tax Cut and Jobs Act amended Section 162(m) of the Code in several respects, including the elimination the “performance-based compensation” exception under Section 162(m) of the Code for tax years beginning after December 31, 2017. Pending further guidance under Section 162(m) of the Code, it is unclear whether the post-IPO transition period exception under Section 162(m) will continue to apply to us for compensation paid or awards granted in 2018 or beyond. Once applicable guidance is released, we expect the Compensation Committee to consider the implications of Section 162(m) and such guidance in its future compensation decisions.

Compensation Actions Taken in 2018

Long-Term Incentive Compensation

In February 2018, following an evaluation with the assistance of Pearl Meyer of the equity-based incentives for our executive officers, the Compensation Committee adopted the 2018 LTI Program. Under the 2018 LTI Program, our NEOs will receive annual equity awards, 50% of which will be in the form of time-vesting restricted stock units and 50% of which will be in the form of time-vesting stock options. The time-vesting restricted stock units awards and the time-vesting options awards under the 2018 LTI Program will vest in equal annual installments on each of the first four anniversaries of the grant date, except that the awards granted in 2018 will vest in equal annual installments on each of the second, third, fourth and fifth anniversaries of the grant date. The Compensation Committee determined that, in 2018, awards under the 2018 LTI Program would be made to our NEOs in the following amounts: Mr. Reynal — $4,000,000; Mr. Herndon — $1,000,000; Mr. Schiesl — $675,000; Mr. Snyder — $400,000; Mr. Miñarro Viseras — $500,000. These grant amounts were translated into a number of stock options and restricted stock units by taking such dollar amount and dividing it by the per share or per option “fair value” that will be used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” will be based in part on the per share closing price of our common stock on the NYSE on the date of grant.

Executive Severance Benefits – Mr. Snyder and Mr. Miñarro Viseras

In February 2018, in connection with our annual review of our executive compensation, we approved an increase to the benefits to which Messrs. Snyder and Miñarro Viseras are entitled in the event of certain qualifying terminations to align them with the severance benefits to which our other senior executive officers are entitled.

Under the terms approved by the Compensation Committee in February 2018, if the Company terminates Mr. Snyder’s employment without Cause (as that term is defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Severance Arrangements and Restrictive Covenants”) or if Mr. Snyder terminates his employment with us for Good Reason (as that term is defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Severance Arrangements and Restrictive Covenants”), subject to Mr. Snyder’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of his annual base salary earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

The Compensation Committee also approved in February 2018 a mutual twelve-month advance notice period for a termination of Mr. Miñarro Viseras's employment not for cause or without good reason, during which Mr. Miñarro Viseras may be released from his work duties but will still be entitled to remuneration.

Summary Compensation Table

The following table provides summary information concerning compensation of our NEOs for services rendered to us during the years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vicente Reynal, Chief Executive Officer	2017	765,754	225,000	—	1,103,760	285,581	2,380,095
	2016	750,000	—	4,568,331	877,500	233,614	6,429,445
Philip T. Herndon, Vice President and Chief Financial Officer	2017	406,750	125,000	—	588,960	11,258	1,131,968
	2016	347,917	—	3,257,821	446,262	7,897	4,059,972
Andrew Schiesl, Vice President, General Counsel, Chief Compliance Officer and Secretary	2017	457,500	100,000	—	489,900	75,872	1,123,272
	2016	450,000	—	610,717	367,875	49,565	1,478,082
Neil Snyder, Senior Vice President, Strategy, Business Development and Planning	2017	351,000	75,000	—	254,160	123,941	804,101
Enrique Miñarro Viseras, Vice President and General Manager, Industrials Segment EMEA(6)	2017	316,000	—	—	205,222	229,222	750,444
	2016	195,943	532,517	691,114	113,015	155,548	1,684,817
(1)	Reflects the salary amounts earned by our NEOs in the years indicated.
(2)	Reflects special, one-time IPO bonus amounts.
(3)	Amounts shown reflect amounts earned under our 2017 MIP.
(4)	Amounts reported under All Other Compensation reflect the following:
(a)	as to Mr. Reynal, reimbursement for tax preparation expenses, Company-paid life insurance premiums ($1,827), Company 401(k) match ($6,367) and Company Excess Contribution Plan match ($161,300). Mr. Reynal also received a tax equalization payment with respect to his cash compensation earned during his service in Europe in 2016 ($83,871).
(b)	as to Mr. Herndon, company-paid life insurance premiums ($792) and Company 401(k) match ($10,467).
(c)	as to Mr. Schiesl, company-paid life insurance premiums ($792), Company 401(k) match ($15,429, plus a contribution of $2,571 to a Roth IRA) and Company Excess Contribution Plan match ($57,081).
(d)	as to Mr. Snyder, company-paid life insurance premiums ($792), Company 401(k) match ($16,200), a housing allowance ($53,903) and a tax gross-up relating to his housing allowance ($53,047).
(e)	as to Mr. Miñarro Viseras, actual Company expenditures for use, including business use, of a Company car, including expenditures for the car lease and gas ($25,748), a housing allowance ($43,202), reimbursement of school fees for Mr. Miñarro Viseras’s children ($63,675), a tax gross-up relating to his housing allowance ($39,044) and a tax gross-up relating to our reimbursement of school fees ($57,553).
(5)	Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2017 cash compensation, his amounts earned under our 2017 MIP, and amounts shown in the “All Other Compensation” column for him to U.S. dollars at an exchange rate of 1.20048, which was the end of month translation rate, December 2017.

Grants of Plan-Based Awards in 2017

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Vicente Reynal	8,083	766,500	1,533,000
Philip T. Herndon	4,313	409,000	818,000
Andrew Schiesl	10,914	345,000	690,000
Neil Snyder	3,722	176,500	353,000
Enrique Miñarro Viseras	57,006	152,016	304,032
(1)	Reflects the possible payouts of cash incentive compensation under the 2017 MIP. The actual amounts earned are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Miñarro Viseras is based in Europe and compensated in Euros. His Estimated Possible Non-Equity Incentive Plan Payout amounts were converted to U.S. dollars at an exchange rate of 1.20048, which was the end of month translation rate, December 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017

Summary of NEO Offer Letters and Employment Agreements

In general, the Company does not enter into employment agreements with employees, including our executive officers, however we do enter into offer letters with many of our executive officers. In addition, we did enter into an employment agreement with Mr. Miñarro Viseras as well as an offer letter. Descriptions of the offer letters we entered into with Messrs. Reynal, Herndon, Schiesl and Snyder and the employment agreement and offer letter we entered into with Mr. Miñarro Viseras are provided below. All current NEOs serve at the will of our Board of Directors.

Offer Letter with Mr. Reynal

The Company entered into an offer letter with Mr. Reynal, dated April 17, 2015, which was modified by a letter, dated November 19, 2015, we entered into with Mr. Reynal in connection with his promotion to Chief Executive Officer of the Company (the offer letter, dated April 17, 2015, as so modified, the “Reynal Offer Letter”). The Reynal Offer Letter provides that, as of January 1, 2016, Mr. Reynal is entitled to receive a base salary of $750,000, which base salary was increased to $766,500 in April, 2017, and that Mr. Reynal is entitled to participate in our annual MIP with a target award opportunity of 100% of his annual base salary. The Reynal Offer Letter further provides that, in 2016, Mr. Reynal’s MIP award would be based on the achievement of performance goals comparable to those that typically would be assigned to the Chief Executive Officer of the Industrials segment; however, following Mr. Reynal’s transition to devoting more of his business time and attention to the performance of duties as the Chief Executive Officer of the Company, his annual MIP award would transition to being based on the achievement of Company performance goals.

Mr. Reynal was eligible to receive two option grants under our Long-Term Incentive Program: one grant of 876,975 options upon commencement of his employment as the Chief Executive Officer of our Industrials segment, which he received in May 2015; and one grant of 585,403 options in connection with his promotion to Chief Executive Officer of the Company, which he received in May 2016. In addition, pursuant to the terms of the Reynal Offer Letter, Mr. Reynal was expected to invest a minimum of $2,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.

During the time Mr. Reynal was based in Munich, Germany (the “Expat Period”), the Reynal Offer Letter provides that he was entitled to certain expatriate benefits, including an annual cost of living adjustment of $26,000, a monthly housing allowance of $5,533, payment or reimbursement of tuition to an international school for his dependent children, payment or reimbursement of school-sponsored transportation for his dependent children, reimbursement of expenses related to tax preparation performed by a tax preparation firm, use of a company car, reimbursement for expenses in connection with storage of household goods in the United States and reimbursement for business class travel to the United States or a comparable location for Mr. Reynal and his immediate family once per year. Mr. Reynal was also entitled to tax equalization on his cash compensation and expatriate benefits during the Expat Period; provided that the annual cost to the Company of such tax equalization shall not exceed $275,000.

Mr. Reynal is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Reynal Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Herndon

The Company entered into an offer letter with Mr. Herndon, dated November 18, 2015, which was modified by an offer letter, dated September 2, 2016, we entered into with Mr. Herndon in connection with his promotion to Chief Financial Officer of the Company (the offer letter, dated November 18, 2015, as so modified, the “Herndon Offer Letter”). The Herndon Offer Letter provides that Mr. Herndon is entitled to receive a base salary of $400,000, which base salary was increased to $409,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 100% of his base salary.

Mr. Herndon was eligible to receive a grant of 468,323 options under our Long-Term Incentive Program, which he received in May 2016. In addition, pursuant to the terms of the Herndon Offer Letter, Mr. Herndon was expected to invest a minimum of $1,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements, no later than two months following the date his employment with us commenced.

Mr. Herndon is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Herndon Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Schiesl

The Company entered into an offer letter with Mr. Schiesl, dated November 25, 2013 (the “Schiesl Offer Letter”). The Schiesl Offer Letter provides that Mr. Schiesl is entitled to receive a base salary of $450,000, which base salary was increased to $460,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 75% of his base salary.

Mr. Schiesl was eligible to receive (i) a grant of 394,474 options under our Long-Term Incentive Program, which he received in March 2014, and (ii) a grant of 36,739 options (the “Investment Options”) which he received in lieu of a sign-on bonus in March 2014 and which vested on June 16, 2014.

Mr. Schiesl is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Schiesl Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Snyder

The Company entered into an offer letter with Mr. Snyder, dated December 18, 2015(the “Snyder Offer Letter”). The Snyder Offer Letter provides that Mr. Snyder is entitled to receive a base salary of $300,000, which base salary was increased to $353,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 45% of his base salary, which target award opportunity was increased to 50% in November 2016.

Mr. Snyder was eligible to receive a grant of 263,430 options under our Long-Term Incentive Program, which he received in December 2016. In addition, pursuant to the terms of the Snyder Offer Letter, Mr. Snyder was expected to invest a minimum of $90,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements, no later than two months following the date his employment with us commenced.

Under the Snyder Offer Letter, Mr. Snyder received a lump sum cash signing bonus of $300,000 in February 2016. Such bonus was subject to a repayment obligation upon certain terminations of Mr. Snyder’s employment.

Under the Snyder Offer Letter, Mr. Snyder is entitled to reimbursement for his reasonable commuting expenses (consistent with our travel policies) related to travel to and from his home, as well as a tax gross-up relating to such reimbursement.

Mr. Snyder is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Snyder Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Employment Agreement and Offer Letter with Mr. Miñarro Viseras

The Company entered into an employment agreement with Mr. Miñarro Viseras, dated April 29, 2016 and commencing on May 10, 2016 (the “Miñarro Viseras Employment Agreement”). The Miñarro Viseras Employment Agreement provides that Mr. Miñarro Viseras is entitled to receive a base salary of $330,013, which base salary was increased to $337,814 in April, 2017 (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.20048, which was the end of monthy translation rate, December 2017), is eligible to participate in the annual MIP with an award opportunity of up to 45% of his base salary and is eligible to participate in our Management Equity Program.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras received a lump sum cash signing bonus of $470,263 (which amount was paid to Mr. Miñarro Viseras in Euros and has been converted to U.S. dollars at an exchange rate of 1.1065, which is the average monthly translation rate for 2016) in August 2016. Such bonus was subject to a repayment obligation upon certain terminations of Mr. Miñarro Viseras’s employment.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras is eligible for relocation benefits, use of a company car, and international school assistance for his children in the amount of $54,002 (converted from Euros to U.S. dollars at an exchange rate of 1.20048, which was the end of month translation rate, December 2017) for the first year of his employment and for $42,039 (converted from Euros to U.S. dollars at an exchange rate of 1.20048, which was the end of month translation rate, December 2017) for each year thereafter. Such relocation benefits are subject to a repayment obligation if Mr. Miñarro Viseras is terminated within 24 months by the Company for cause or by Mr. Miñarro Viseras without good reason.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras is also covered under the standard group accident insurance of the Company.

The Miñarro Viseras Employment Agreement provides for a mutual three-month advance notice period for a termination of employment not for cause or without good reason, during which Mr. Miñarro Viseras may be released from his work duties but will still be entitled to remuneration.

Under the terms of the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras is subject to certain restrictive covenants, including a perpetual confidentiality covenant, violation of which will constitute “cause” under such agreement, and a noncompetition covenant for the duration of the employment relationship. Mr. Miñarro Viseras may be required to pay certain contractual penalties for each breach of either restrictive covenant.

We also entered into an offer letter with Mr. Miñarro Viseras, dated March 16, 2016 (the “Miñarro Viseras Offer Letter”). The terms of the Miñarro Viseras Offer Letter are generally identical to those of the Miñarro Viseras Employment Agreement except that it does not contain any restrictive covenants, nor does it provide for a mutual three-month advance notice period for a termination of employment not for cause or without good reason. In addition, the Miñarro Viseras Offer Letter provided that Mr. Miñarro Viseras was eligible to receive a grant of 136,074 stock options under our Long-Term Incentive Plan, which he received in May 2016. The Miñarro Viseras Offer Letter also provided that Mr. Miñarro Viseras was expected to invest a minimum of $60,000, and he was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.

Terms of Equity Awards

Long-Term Incentive Plan Grants

Time Option Vesting Schedule. We granted Time Options in May 2016 to Messrs. Reynal, Herndon, Snyder and Miñarro Viseras and in December 2016 to Messrs. Herndon and Snyder. The Time Options granted to Messrs. Reynal, Herndon and Snyder in May 2016 vest and become exercisable over time with respect to 33.3% of such Time Options on December 31st of each of 2016, 2017 and 2018, subject to continued employment through the applicable vesting date. The Time Options granted in May 2016 to Mr. Miñarro Viseras and December 2016 to Messrs. Herndon and Snyder vest and become exercisable over time with respect to 20% or such Time Options on December 31st of each of 2016, 2017, 2018, 2019 and 2020, subject to continued employment through the applicable vesting date.

In addition, we granted Time Options to Mr. Schiesl in 2014, and to Mr. Reynal in 2015. The Time Options granted to Mr. Schiesl in 2014 vest and become exercisable over time with respect to 20% of such Time Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to continued employment through the applicable vesting date. The Time Options granted to Mr. Reynal in 2015 vest and become exercisable over time with respect to 33.3% of such Time Options on December 31st of each of 2016, 2017 and 2018, subject to continued employment through the applicable vesting date.

Performance Option Vesting Schedule. We granted Performance Options in May 2016 to Messrs. Reynal, Herndon, Snyder and Miñarro Viseras and in December 2016 to Messrs. Herndon and Snyder. The Performance Options granted in May 2016 to Messrs. Reynal, Herndon and Snyder are eligible to vest and become exercisable with respect to up to 33.3% of such Performance Options on December 31st of each of 2016, 2017 and 2018 and the Performance Options granted in May 2016 and December 2016 to Mr. Miñarro Viseras and Messrs. Herndon and Snyder, respectively, are eligible to vest and become exercisable with respect to up to 20% of such Performance Options on December 31st of each of 2016, 2017, 2018, 2019 and 2020, subject to continued employment through the applicable vesting date, if and only to the extent that the Company achieves the annual adjusted EBITDA performance targets set by the Compensation Committee, where “adjusted

EBITDA” refers to earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates; provided that the Board may, following consultation with the CEO, adjust the calculation of adjusted EBITDA to reflect, to the extent not contemplated in the management plan, any extraordinary or one-time events, including, without limitation, acquisitions, divestitures, major capital investment programs, changes in accounting standards, stock expense related to the issuance of stock options, or other extraordinary or unusual events or occurrences, or any costs or expenses incurred during such period relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the end of the relevant fiscal year.

We also granted Performance Options to Mr. Schiesl in 2014, and to Mr. Reynal in 2015. The Performance Options granted to Mr. Schiesl in 2014 were eligible to vest and become exercisable with respect to up to 20% of such Performance Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to continued employment through the applicable vesting date, if and only to the extent that the Company achieves the annual adjusted EBITDA performance targets set by the Compensation Committee. The Performance Options granted to Mr. Reynal in 2015 were eligible to vest and become exercisable with respect to up to 33.3% of such Performance Options on December 31st of each of 2016, 2017 and 2018, subject to continued employment through the applicable vesting date, if and only to the extent that the Company achieves the annual adjusted EBITDA performance targets set by the Compensation Committee.

The fiscal 2017 adjusted EBITDA performance target for purposes of determining vesting of Performance Options was $470 million and our actual adjusted EBITDA performance for fiscal 2017 was $561.5 million. Therefore, 33.3% of the Performance Options granted in May 2016 to Messrs. Reynal, Herndon and Snyder and to Mr. Reynal in 2015 and 20% of the Performance Options granted in May 2016 to Mr. Miñarro Viseras, in December 2016 to Messrs. Herndon and Snyder and to Mr. Schiesl in 2014 vested on December 31, 2017.

If the Company does not achieve the adjusted EBITDA performance target in 2018, but the Company’s adjusted EBITDA in respect of fiscal year 2018 equals or exceeds the adjusted EBITDA performance threshold set by the Compensation Committee for fiscal year 2018 then one-quarter (1/4) of the Performance Options granted in 2016 to our NEOs in other than Mr. Miñarro Viseras eligible to vest on December 31st of such year shall vest on December 31st of such year and with respect to the remaining three-quarters (3/4) of the Performance Options eligible to vest on December 31st of such year, one-half (1/2) of such Performance Options shall vest on December 31, 2019 if the Company’s adjusted EBITDA in respect of fiscal year 2019 equals or exceeds the adjusted EBITDA target set by the Compensation Committee for fiscal year 2019 and one-half (1/2) of such Performance Options shall vest on December 31, 2020 if the Company’s adjusted EBITDA in respect of fiscal year 2020 equals or exceeds the adjusted EBITDA target set by the Compensation Committee for fiscal year 2020.

At the end of the yearly measurement period with respect to any award of Performance Options, any then outstanding Performance Options that were not vested and exercisable in any previous year in accordance with their terms shall become vested and exercisable to the extent that the cumulative performance objectives have been satisfied in respect of the applicable performance period.

We believe that the adjusted EBITDA performance targets in all periods provide reasonably achievable, but challenging goals for our NEOs and other Long-Term Incentive Program participants and are intended to incentivize all participants to maximize their performance for the long-term benefit of our stockholders.

Effect of Change in Control on Vesting of Options. Notwithstanding the foregoing, immediately prior to any Change in Control (as defined below), any unvested portion of the Time Options shall vest and become immediately exercisable as to 100% of such Time Options. In addition, immediately prior to any Change in Control, the Performance Options shall vest and become immediately exercisable as to 100% of such Performance Options but only if, and to the extent that, as of such Change in Control, KKR achieves (x) a Sponsor IRR (as defined below) of 22.5% and (y) a Sponsor MOIC (as defined below) of 2.5x. No option will become exercisable as to any additional shares of the Company’s common stock following the termination of employment of an NEO for any reason and any option that is unexercisable as of the NEO’s termination of employment will immediately expire without payment.

“Sponsor IRR” means, as of a Change in Control, the cumulative internal rate of return of KKR, excluding any fees paid to KKR or expenses reimbursed to KKR from time to time (“Sponsor Fees”), on KKR’s aggregate investment in the Company determined on a fully diluted basis, assuming inclusion of all shares of the Company’s common stock underlying all then outstanding Time Options and Performance Options.

“Sponsor MOIC” means, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by KKR (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by KKR, directly or indirectly, from time to time in respect of such investment.

A “Change in Control” means, (i) in one or a series of related transactions, the sale of all or substantially all of the assets of the Company to any person (or group of persons acting in concert), other than to (x) KKR or one or more of its controlled affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; or (ii) a merger, recapitalization, or other sale by the Company, KKR, or any of their respective affiliates, to a person (or group of persons acting in concert) of the Company’s common stock that results in more than 50% of the common stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; and in any event of clause (i) or (ii), which results in KKR and its controlled affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Company’s Board of Directors.

Expiration of Vested Options. Except as provided in the Management Stockholder’s Agreement described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017,” all vested options will expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted, so long as the NEO remains employed with the Company through such date; (2) the first anniversary of the termination of the NEO’s employment with the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the termination of the NEO’s employment with the Company without Cause (as defined in the option award agreement) (except due to death or Disability) or the NEO’s resignation for Good Reason (as defined in the option award agreement); (4) the date the NEO’s employment is terminated by the Company for Cause; or (5) thirty (30) days after the NEO’s employment is terminated by the NEO without Good Reason. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess, if any, of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.

General Provisions for Options and Shares under the Management Stockholder’s Agreement

In connection with their initial equity awards, each of our NEOs became party to a Management Stockholder’s Agreement.

Under the Management Stockholder’s Agreement, shares of our common stock beneficially owned by our NEOs are generally nontransferable prior to the earlier of (i) a Change in Control or (ii) the fifth anniversary of the effective date of the applicable Management Stockholder’s Agreement.

Our NEOs have limited “piggyback” registration rights with respect to shares of our common stock, provided that in lieu of piggyback rights where such rights would otherwise be available, our Board of Directors, in its sole discretion, may elect to waive the transfer restrictions (other than any such restrictions contained in an underwriters’ lock-up or in connection with a public offering) on the number of shares of Common Stock that would have been subject to such piggyback rights

Pursuant to the terms of the Management Stockholder’s Agreement, the NEOs are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.

Outstanding Equity Awards at 2017 Fiscal Year End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date
Vicente Reynal	5/10/2015	438,487	109,622		10.61	5/10/2025
	5/10/2015	219,244		109,622	10.61	5/10/2025
	5/10/2016	195,135	97,568		10.61	5/10/2026
	5/10/2016	195,134		97,567	10.61	5/10/2026
Philip T. Herndon	5/10/2016	156,108	78,054		10.61	5/10/2026
	5/10/2016	156,108		78,054	10.61	5/10/2026
	12/9/2016	28,261	42,392		11.43	12/9/2026
	12/9/2016	28,261		42,392	11.43	12/9/2026
Andrew Schiesl	3/7/2014	157,789	39,447		8.16	3/7/2024
	3/7/2014	157,789		39,447	8.16	3/7/2024
	3/7/2014	36,739	—		8.16	3/7/2024
Neil Snyder	5/10/2016	87,810	43,905		10.61	5/10/2026
	5/10/2016	87,810		43,905	10.61	5/10/2026
	12/1/2016	9,420	14,131		11.43	12/1/2026
	12/1/2016	9,421		14,131	11.43	12/1/2026
Enrique Miñarro Viseras	5/10/2016	27,215	40,823		10.61	5/10/2026
	5/10/2016	27,214		40,822	10.61	5/10/2026
(1)	Reflects vested and exercisable Time Options, Performance Options and, in the case of Mr. Schiesl, Investment Options. 25% of the Time Options granted on 12/18/2013 and 3/7/2014 shown in this column vested on each of December 31, 2014, 2015, 2016 and 2017. 33.3% of the Time Options granted on 5/10/2015 shown in this column vested on each of December 31, 2015, 2016 and 2017. 50% of the Time Options granted on 5/10/2016, 12/9/2016 and 12/1/2017 shown in this column vested on each of December 31, 2016 and 2017. 25% of the Performance Options granted on 12/18/2013 and 3/7/2014 shown in this column vested on each of December 31, 2014, 2015 and 2016. 50% of the Performance Options granted on 5/10/2016, 12/9/2016 and 12/1/2016 shown in this column vested on each of December 31, 2016 and 2017.
(2)	Reflects unvested Time Options. The unvested Time Options granted on each of December 18, 2013, March 7, 2014, May 10, 2015 and May 10, 2016 shown in this column (other than those granted to Mr. Miñarro Viseras on May 10, 2016) will vest and become exercisable on December 31, 2018, subject to the NEO’s continued employment through such date. The unvested Time Options granted to Mr. Herndon on December 9, 2016, to Mr. Snyder on December 1, 2016 and to Mr. Miñarro Viseras on May 10, 2016 shown in this column will vest and become exercisable with respect to 33.3% of such Time Options on December 31st of each of 2018, 2019 and 2020, subject to the NEO’s continued employment through such date.
(3)	Reflects unvested Performance Options. As described in further detail under “Compensation Discussion and Analysis-Executive Compensation Program Elements-Long-Term Equity Incentive Awards,” the unvested Performance Options shown in this column will vest and become exercisable with respect to such Performance Options granted to Messrs. Reynal, Herndon and Snyder on May 10, 2016, to Mr. Schiesl on March 7, 2014 and to Mr. Reynal on March 10, 2015 on December 31, 2018, and with respect to 33.3% of such Performance Options granted to Mr. Herndon on December 9, 2016, Mr. Snyder on December 1, 2016 and Mr. Miñarro Viseras on May 10, 2016 on December 31st of each of 2018, 2019 and 2020, subject to the NEO’s continued employment through such date and our achievement of the relevant adjusted EBITDA target, or in full upon a Change in Control if we have achieved the Sponsor IRR and Sponsor MOIC targets at such time. The Performance Options eligible to vest on December 31st of 2018 (other than those granted to Mr. Miñarro Viseras) will vest and become exercisable with respect to 1/4 of such Performance Options on such date, subject to the NEO’s continued employment through such dates and our achievement of the relevant threshold adjusted EBITDA performance, and with respect to 3/8 of such Performance options on each of December 31st 2019 and 2020, subject to the NEO’s continued employment through such dates and our achievement of the relevant threshold adjusted EBITDA targets. At the end of the yearly measurement period with respect to any award of Performance Options, any then outstanding Performance Options that were not vested and exercisable in any previous year in accordance with their terms shall become vested and exercisable to the extent that the cumulative performance objectives have been satisfied in respect of the applicable performance period. We achieved the fiscal 2017 adjusted EBITDA target; accordingly the amounts reflected in the table reflect target performance.

Option Exercises and Stock Vested in 2017

During 2017, none of our NEOs exercised options or had any shares of stock or restricted stock or restricted stock units or similar instruments vest.

Pension Benefits - Fiscal 2017

During 2017, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.

Non-Qualified Deferred Compensation - Fiscal 2017

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Vicente Reynal	888,016	161,300	140,712	—	1,499,684
Philip T. Herndon	—	—	—	—	—
Andrew Schiesl	57,081	57,081	37,994	—	301,805
Neil Snyder	—	—	—	—	—
Enrique Miñarro Viseras	—	—	—	—	—
(1)	The amounts in this column are reported as compensation for fiscal 2017 in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)	Represents the amount of the matching contribution made by us in accordance with our Excess Contribution Plan. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO’s non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2017 in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column are not reported as compensation for fiscal 2017 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)	Of the amounts reported in this column, $759,750 represents a portion of the compensation for 2016 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $81,750 represents a portion of the compensation for 2016 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Reynal and $32,768 represents a portion of the compensation for 2016 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $32,768 represents a portion of the compensation for 2016 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Schiesl.

Non-qualified Deferred Compensation Plan

In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above) are eligible to participate in the Excess Contribution Plan. Once a participant in the Excess Contribution Plan reaches the IRS annual limits for the 401(k) plan, contributions will be made to the Excess Contribution Plan based on the deferral percentage under the 401(k) plan. Such deferral percentage is selected at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual MIP awards is made in December for the MIP award earned the following year and payable in the year thereafter. The Company matches each participant’s contributions with Company matching contributions. The Company match consists of $1 for each $1 contributed by a participant, up to the first 6% of a participant’s annual compensation. The Company match is credited in the form of cash.

Historically, the NEOs were also credited with a nonelective Company contribution of 12% of recognized compensation in excess of the IRS annual limit. The Company nonelective contributions were also contributed in cash and became fully vested after three years of employment. We discontinued the nonelective Company contributions in 2014.

Mr. Schiesl is fully vested in the nonelective Company contribution portion of the Excess Contribution Plan, and Messrs. Reynal and Herndon joined the Company after the nonelective contribution had been discontinued.

Participants in the Excess Contribution Plan may elect to receive distributions in either (x) a lump sum to be paid on the March 1 of the calendar year following the year of separation from the Company or (y) in a lump sum to be paid within 90 days after separation from service, subject to the terms and conditions of the Excess Contribution Plan. Loans and in-service withdrawals are not permitted under the Excess Contribution Plan.

The investment options available to the named executive officers under the Excess Contribution Plan are virtually the same as those offered to all of the participants in the 401(k) plan. Because some investment options available under the 401(k) plan are not available for the nonqualified plan, the Company has made similar investment options available to the nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2017, as reported by the administrator of the 401(k) plan.

Name of Investment Fund	Ticker Symbol/Index Type	Annual Rate of Return %
JPMorgan SmartRetirement Income R5	JSIIX	11.11%
JPMorgan SmartRetirement 2020 R5	JTTIX	13.96%
JPMorgan SmartRetirement 2025 R5	JNSIX	16.32%
JPMorgan SmartRetirement 2030 R5	JSMIX	18.99%
JPMorgan SmartRetirement 2035 R5	SRJIX	20.42%
JPMorgan SmartRetirement 2040 R5	SMTIX	21.83%
JPMorgan SmartRetirement 2045 R5	JSAIX	22.05%
JPMorgan SmartRetirement 2050 R5	JTSIX	22.08%
JPMorgan SmartRetirement 2055 R5	JFFIX	22.01%
American Funds EuroPacific Gr R6	RERGX	31.17%
MFS International New Discovery R6	MIDLX	32.16%
American Century Small Cap Value Inv	ASVIX	10.26%
Vanguard Small Cap Growth Index Instl	VSGIX	21.94%
Artisan Mid Cap Institutional	APHMX	20.75%
Dreyfus Mid Cap Index Fund	PESPX	15.68%
American Funds Growth Fund of Amer R6	RGAGX	26.53%
Dodge & Cox Stock Fund	DODGX	18.33%
JPMorgan Equity Index I	HLEIX	21.61%
JPMorgan Core Bond R6	JCBUX	3.87%
Vanguard Federal Money Market Inv	VMFXX	0.81%

Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and arrangements assuming a qualifying termination if a termination or change in control occurred on December 29, 2017, the last business day of our 2017 fiscal year. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments is described below under “Severance Arrangements and Restrictive Covenants.”

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Time Option and Performance Option Acceleration ($)(4)	Total ($)
Vicente Reynal
Qualifying Termination	1,644,000	20,052	—	—	1,664,052
Change in Control	—	—	—	9,663,318	9,663,318
Philip T. Herndon
Qualifying Termination	409,000	20,052	—	—	429,052
Change in Control	—	—	—	5,548,079	5,548,079

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Time Option and Performance Option Acceleration ($)(4)	Total ($)
Andrew Schiesl
Qualifying Termination	827,875	20,052	—	—	847,927
Change in Control	—	—	—	2,033,098	2,033,098
Neil Snyder
Qualifying Termination	172,500	10,026	—	—	186,526
Change in Control	—	—	—	2,683,624	2,683,624
Enrique Miñarro Viseras
Qualifying Termination	—	—	—	—	—
Change in Control	—	—	—	1,903,961	1,903,961
(1)	Cash severance payment includes the following:
•	Mr. Reynal - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2016.
•	Mr. Herndon - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•	Mr. Schiesl - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2016.
•	Mr. Snyder - continued payment in substantially equal monthly installments over a 6-month period of the sum of his annual base salary earned in fiscal 2016.
(2)	With respect to Messrs. Reynal, Herndon and Schiesl, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive’s electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 12 months, assuming 2017 rates. With respect to Mr. Snyder, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive’s electing to receive benefits under COBRA, for a period of 6 months, assuming 2017 rates.
(3)	Amounts reported in this column reflect zero accrued but unused vacation days for each of our NEOs.
(4)	Immediately prior to a Change in Control, all of our NEOs’ unvested Time Options would vest and become immediately exercisable. In addition, immediately prior to a Change in Control, all of our NEOs’ Performance Options would vest and become immediately exercisable but only if, and to the extent that, KKR achieves (x) a Sponsor IRR of 22.5% and (y) a Sponsor MOIC of 2.5. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Terms of Equity Awards.” The amount reported in the table assumes that our Sponsor achieves the required Sponsor IRR and Sponsor MOIC.

Severance Arrangements and Restrictive Covenants

We entered into offer letters with each of our NEOs, other than Mr. Miñarro Viseras, that contain severance terms. In 2017, Mr. Miñarro Viseras was not eligible for any severance pay and benefits not provided generally to all salaried employees upon termination of employment, however his employment agreement requires that we provide three months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of three months’ salary. As discussed above under “Compensation Discussion and Analysis—Compensation Actions Taken in 2018,” in February 2018, we approved an increase to Mr. Miñarro Viseras’s termination benefits.

Messrs. Reynal and Schiesl

Under the terms of their offer letters, if the Company terminates either of Messrs. Reynal’s or Schiesl’s employment without Cause (as defined below) or either of Messrs. Reynal or Schiesl terminates his employment with us for Good Reason (as defined below), subject in Mr. Reynal’s case to his continued compliance with the restrictive covenants in his management equity agreements, in Mr. Schiesl’s case to certain provisions in the Severance Plan, and in either case to the NEO’s execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and

•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to the NEO’s electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date the NEO becomes employed by another employer and eligible for health insurance coverage at such employer).

Mr. Herndon

Under the terms of Mr. Herndon’s offer letter, if the Company terminates Mr. Herndon’s employment without Cause or if Mr. Herndon terminates his employment with us for Good Reason, subject to Mr. Herndon’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of his annual base salary, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

Mr. Snyder

Under the terms of Mr. Snyder’s offer letter, if the Company terminates Mr. Snyder’s employment without Cause or if Mr. Snyder terminates his employment with us for Good Reason, subject to Mr. Snyder’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 6-month period (the “Severance Period”) of his annual base salary earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 6 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

As described above under “Compensation Discussion and Analysis—Compensation Actions Taken in 2018,” in February 2018, we approved an increase to Mr. Snyder’s termination benefits.

In addition to the payments described above, each of our NEOs is entitled to receive a distribution of all vested amounts under our Excess Contribution Plan. See “—Non-Qualified Deferred Compensation — Fiscal 2017.”

For purposes of each of the severance arrangements described above:

“Cause” means the occurrence of any of the following with respect to an NEO: (1) a material breach by the NEO of the terms of the Company’s policies, the terms of which have previously been provided to such NEO; (2) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the NEO involving the Company or any of its affiliates; (3) the NEO’s failure to act in accordance with any specific lawful instructions given to the NEO by the Board of Directors (or any committee thereof) in connection with the performance of the NEO’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the NEO by the Company (the “Cure Period”); (4) any damage of a material nature to the business or property of the Company or any affiliate caused by NEO’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the Board of Directors’ reasonable judgment, such breach can be cured); (5) any intentional misconduct by the NEO which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the NEO that such conduct was in the best interests of the Company; (6) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the NEO; or (7) a knowing and material breach of any written agreement with the Company to which the NEO is a party, which continues beyond the Cure Period (to the extent that, in the Board of Directors’ reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the NEO written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the NEO the Cure Period within which to respond.

“Good Reason” means any of the following actions if taken without an NEO’s prior written consent (which will be deemed to have been given if the NEO does not provide written notification of an event described in clauses (1) and (2) within 90 days after the NEO knows or has reason to know of the occurrence of any such event): (1) a material adverse change in the NEO’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the NEO of any material duties inconsistent with the customary duties of the NEO’s position, in each case without the NEO’s written consent (provided that if, after an initial public offering of equity securities of the Company, at a later date the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the NEO’s existing position); (2) the relocation of the offices at which the NEO is principally employed to a location which is more than 50 miles from the offices at which the NEO is principally employed immediately prior to such relocation; or (3) a reduction, without the NEO’s written consent, in the NEO’s base salary or the target bonus amount the NEO is eligible to earn under the MIP; provided, however, that nothing herein shall be construed to guarantee the NEO’s MIP award payable for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable amount payable and targets under the MIP in the event of a change in the fiscal year.

Notwithstanding the foregoing, any event described in clauses (1) or (2) above must be an event that would result in a material negative change in the Executive’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.

Director Compensation in Fiscal 2017

Name	Fees Earned or Paid In Cash ($)	Option Awards ($)(1)		Total ($)
Brandon F. Brahm	—	—		—
William P. Donnelly(2)	75,000	400,000		475,000
John Humphrey(3)	—	—		—
William E. Kassling	75,000		(1)	75,000
Michael V. Marn	75,000		(1)	75,000
Peter M. Stavros	—	—		—
Nickolas Vande Steeg	75,000		(1)	75,000
Pastor Velasco(4)	75,000	422,519	(1)	497,519
Joshua T. Weisenbeck	—	—		—
(1)	Represents, as to Mr. Donnelly, the aggregate grant date fair value of option awards granted during 2017 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and, as to Mr. Velasco, the incremental fair value, computed as of the modification date, in connection with the modification of his outstanding option award. In May 2017, we granted 44,799 time-vesting options to Mr. Donnelly (the “Donnelly Time Options”). Of the Donnelly Time Options, 22,399 are fully vested and exercisable. The remaining 22,400 Donnelly Time Options will vest and become exercisable on December 31, 2018. In October 2017, in connection with his resignation from our Board, Mr. Velasco and the Company agreed that Mr. Velasco’s options would remain outstanding and eligible to vest as if he had continued to provide services to the Company through each applicable vesting date.

In December 2013, we granted 57,534 time-vesting options (the “Director Time Options”) to purchase shares of our common stock at an exercise price of $8.16 per share to each non-employee director who was not associated with our Sponsor: Messrs. Kassling, Marn, Vande Steeg and Velasco. Of the Director Time Options, 46,026 are fully vested and exercisable. The remaining 11,507 Director Time Options will vest and become exercisable on December 31, 2018.

(2)	Mr. Donnelly joined our Board of Directors in May 2017.
(3)	Mr. Humphrey joined our Board of Directors in February 2018.
(4)	Mr. Velasco resigned from our Board in October 2017. In connection with his resignation, Mr. Velasco and the Company agreed that Mr. Velasco’s options would remain outstanding and eligible to vest as if he had continued to provide services to the Company through each applicable vesting date.

Description of Director Compensation

This section contains a description of the material terms of our compensation arrangements for our non-employee directors in 2017.

Sponsor Directors

Our non-employee directors associated with KKR, including Messrs. Brahm, Stavros and Weisenbeck, received no compensation for their service on our Board of Directors in 2017.

Messrs. Donnelley, Kassling, Marn, Vande Steeg and Velasco

Each of Messrs. Donnelly, Kassling, Marn, Vande Steeg and Velasco was entitled to receive an annual $75,000 cash retainer for his service on the Board of Directors in fiscal 2017, payable quarterly in arrears and pro-rated for any portion of a calendar quarter during which he commences or terminates service as a director, as well as reimbursement of his reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, Mr. Donnelly was eligible to receive an annual $25,000 cash retainer for his service as chairperson of the Audit Committee, payable in quarterly installments in arrears and pro-rated for any portion of a calendar quarter during which he commences or terminates service as chairperson of the Audit Committee. The Board of Directors also approved in 2017 an annual $25,000 cash retainer for any non-employee director not associated with KKR who serves as chairperson of the Compensation Committee, payable in quarterly installments in arrears and pro-rated for any portion of a calendar quarter during which such director commences or terminates service as chairperson of the Compensation Committee; however, Mr. Stavros, the chairperson of our Compensation Committee was ineligible to receive compensation for his service.

In connection with his election to our Board of Directors, Mr. Donnelly received the Donnelly Time Options, a grant of options under the 2013 Stock Incentive Plan with a fair value of $400,000 and vesting and becoming exercisable in equal parts on December 31, 2017 and December 31, 2018.

In addition, in December 2013, we granted each of Messrs. Kassling, Marn, Vande Steeg and Velasco 57,534 Director Time Options pursuant to the 2013 Stock Incentive Plan. Prior to our initial public offering, we also gave our non-employee directors not associated with our sponsor the opportunity to make investments in our common stock, subject to satisfaction of applicable securities law requirements, and each of Messrs. Marn and Vande Steeg has done so.

The Director Time Options vested and became exercisable or will vest and become exercisable with respect to 20% of such Director Time Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to the director’s continued service through such date.

Vested Director Time Options and Donnelly Time Options expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted; (2) the first anniversary of the cessation of the director’s service to the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the cessation of the director’s service to the Company without Cause (as defined in the option award agreement) (except due to death or Disability); (4) the date the director’s service is terminated by the Company for Cause; or (5) pursuant to the repurchase rights in the Director Stockholder’s Agreement described below. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.

Except as described below with respect to Mr. Velasco’s Director Time Options, the Director Time Options and the Donnelly Time Options will not become exercisable as to any additional shares following the cessation of director’s service to the Company for any reason except in connection with a Change in Control. Notwithstanding the foregoing, immediately prior to any Change in Control (as defined in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2017— Terms of Equity Awards”), any unvested portion of the Director Time Options and Donnelly Time Options shall vest and become immediately exercisable as to 100% of such Time Options.

On October 23, 2017, in connection with his resignation from our Board of Directors, we agreed to allow Mr. Velasco’s unvested Director Time Options to remain outstanding and eligible to vest following Mr. Velasco’s resignation as if Mr. Velasco had continued to provide services to the Company through each applicable vesting date. The incremental fair value in connection with such modification is reflected in the “Option Awards” column of the “Director Compensation in Fiscal 2017” table above.

In connection with their option awards, each of Messrs. Donnelly, Kassling, Marn, Vande Steeg and Velasco became party to a Director Stockholder’s Agreement.

Under the Director Stockholder’s Agreement, shares of our common stock beneficially owned by our directors are generally nontransferable prior to the earlier of (i) a Change in Control or (ii) the fifth anniversary of the effective date of the applicable Director Stockholder’s Agreement.

Our directors party to a Director Stockholder’s Agreement have limited “piggyback” registration rights with respect to shares of our common stock, provided that in lieu of piggyback rights where such rights would otherwise be available, our Board of Directors, in its sole discretion, may elect to waive the transfer restrictions (other than any such restrictions contained in an underwriters’ lock-up or in connection with a public offering) on the number of shares of Common Stock that would have been subject to such piggyback rights.

Pursuant to the terms of the Director Stockholder’s Agreement, the directors party to such agreement are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.

Mr. Humphrey

Mr. Humphrey, who joined our Board on February 7, 2018, will be entitled to receive the compensation described below under “Director Compensation in 2018.” However, while our directors who served prior to 2018 will not receive their first annual equity grant until 2019, in February 2018 Mr. Humphrey received an award of restricted stock units having a fair market value of $125,000 which vests on the anniversary of the grant date.

Stock Ownership and Retention Policy

Our directors are also subject to the stock ownership guidelines and retention policy described under “—Compensation Discussion and Analysis—Stock Ownership and Retention Policy.”

Director Compensation in 2018

Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer, the Board adopted the following director compensation program for each of our non-employee directors not associated with KKR:

•	Cash retainer of $75,000, payable quarterly in arrears;
•	Additional cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee or $12,500 payable quarterly in arrears for serving as the chairperson of our Compensation Committee; and
•	An annual equity award having a fair market value of $125,000 payable in restricted stock units which vests on the anniversary of the grant date.

Our directors will not be paid any fees for attending meetings, however, our directors will be reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. Because each of our non-employee directors not associated with KKR other than Mr. Humphrey was granted an equity award at or before our initial public offering, such directors will not receive their first equity awards under our newly-adopted director compensation program until 2019.

Compensation Committee Interlocks and Insider Participation

During 2017, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with KKR described below under “Item 13. Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons”.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 14, 2018 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

As of March 14, 2018, there were 197,223,598 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(1)	121,157,473	61.4%
Directors and Named Executive Officers:
Vicente Reynal(2)	1,280,024		*
Philip T. Herndon(2)	538,305		*
Andrew Schiesl(2)	352,318		*
Neil D. Snyder(2)	222,721		*
Enrique Miñarro Viseras(2)	60,076		*
Peter M. Stavros(3)	—	—
Brandon F. Brahm(3)	—	—
William P. Donnelly(2)	65,041		*
John Humphrey	—		*
William E. Kassling(2)	376,003		*
Michael V. Marn(2)	46,026		*
Nickolas Vande Steeg(2)	222,920		*
Joshua T. Weisenbeck(3)	—	—
All directors and executive officers as a group (15 persons)(2)	3,402,830	1.7%
*	Less than 1 percent
(1)	Includes 121,157,473 shares directly owned by KKR Renaissance Aggregator L.P. KKR Renaissance Aggregator GP LLC, as the general partner of KKR Renaissance Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR Renaissance Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund Holdings L.P., KKR Group Holdings L.P., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR Group Limited, as the general partner of KKR Group Holdings L.P., KKR & Co. L.P., as the sole shareholder of KKR Group Limited, KKR Management LLC, as the general partner of KKR & Co. L.P., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	The number of shares reported includes shares covered by options that are exercisable within 60 days as follows: Mr. Reynal, 1,047,998; Mr. Herndon, 368,737; Mr. Schiesl, 352,318; Mr. Snyder, 194,460; Mr. Miñarro Viseras, 54,428; Mr. Donnelly 22,399; Mr. Kassling, 46,026; Mr. Marn, 46,026; Mr, Vande Steeg, 46,026; all directors and executive officers as a group, 2,384,749.
(3)	The principal business address of each of Messrs. Stavros, Weisenbeck and Brahm is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and KKR, we believe that our executive officers, directors and KKR complied with all Section 16(a) filing requirements during 2017.

TRANSACTIONS WITH RELATED PERSONS

Arrangements with Our Executive Officers, Directors and Advisors

We have entered into letter agreements with certain members of management, including each of our executive officers, and our directors and certain advisors, pursuant to which such individuals agreed to invest in our stock and/or through the purchase of our shares with cash. In addition, our Board of Directors granted options to purchase shares of our common stock to certain members of management and key employees, including to our executive officers. In connection with the grants of new options described above, the participating members of our management, including our executive officers, were required to enter into a Management Stockholder’s Agreement as well as a stock option agreement, as applicable.

Below is a brief summary of the principal terms of the Management Stockholder’s Agreements, the Director Stockholder’s Agreements and the Advisor Stockholder’s Agreements, which are qualified in their entirety by reference to the agreements themselves, forms of which are filed as exhibits to this Annual Report on Form 10-K.

Management, Director and Advisor Stockholder’s Agreements

The Management Stockholder’s Agreements impose significant restrictions on transfers of shares of our common stock. Generally, shares held by our management are nontransferable by any means at any time prior to the earlier of (i) the occurrence of a Change in Control (as defined in the Management Stockholder’s Agreements) or (ii) the later to occur of (a) the fifth anniversary of the execution of the applicable Management Stockholder’s Agreement or (b) the consummation of an Initial Public Offering (as defined in the Management Stockholder’s Agreements). These transfer restrictions are subject to certain exceptions, including transfers approved by our Board of Directors; transfers upon the death or Disability (as defined in the Management Stockholder’s Agreements) of the holder; transfers to immediate family members or estate planning vehicles, provided such transferees become party to the applicable Management Stockholder’s Agreement; or repurchases of such shares by the Company.

Additionally, management stockholders have limited “piggyback” registration rights with respect to certain registered offerings conducted by the Company. The maximum number of shares of common stock which a management stockholder may register is generally proportionate with the percentage of common stock being sold by certain affiliates of KKR (relative to their holdings thereof). The Management Stockholder’s Agreements also contain certain lock-up provisions in the event that any shares are offered to the public pursuant to an effective registration statement under the Securities Act.

The Director Stockholder’s Agreements and Advisor Stockholder’s Agreements are substantially similar to the Management Stockholder’s Agreements. In addition to certain exceptions to transfer restrictions related to piggyback rights available to Management Stockholders, the Director and Advisor Stockholder’s Agreements further provide that in lieu of piggyback registration rights in connection with a public offering in which such piggyback rights would otherwise be available, the Board of Directors may waive transfer restrictions with respect to the number of shares that would have been subject to such piggyback rights.

Arrangements with KKR

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with certain affiliates of KKR. This agreement grants affiliates of KKR the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that affiliates of KKR are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Sponsor director designee, affiliates of KKR shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Sponsor director-designee. In addition, the stockholders agreement grants to KKR special governance rights, for as long as KKR maintains ownership of at least 30% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.

Registration Rights Agreement

In connection with the KKR Transaction, certain affiliates of KKR entered into a registration rights agreement with us. In connection with the completion of our initial public offering, we and KKR entered into an amended and restated registration rights agreement. The amended and restated registration rights agreement grants such affiliates of KKR the right to cause us to register shares of our common stock held by it under the Securities Act and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of KKR are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The amended and restated registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of KKR and members of management participating in any offering against certain liabilities, which may arise under the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to us.

Monitoring Agreement

In connection with the KKR Transaction, we entered into a monitoring agreement with KKR pursuant to which KKR provided various management and advisory services to us and our direct and indirect divisions, subsidiaries, parent entities and controlled affiliates and received fees and reimbursements of related out-of-pocket expenses. We paid management fees of $17.3 million to KKR for the year ended December 31, 2017. In May 2017, the monitoring agreement was terminated in accordance with its terms and we paid a termination fee of approximately $16.2 million.

Indemnification Agreement

In connection with entering into the monitoring agreement, we also entered into a separate indemnification agreement with KKR and certain of its affiliates, which provides customary exculpation and indemnification provisions in favor of KKR and such affiliates in connection with the services provided to us under the monitoring, transaction fee and syndication fee agreements.

Relationship with KKR Capstone Americas LLC

We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates (“KKR Capstone”), a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

Relationship with KKR Credit

Since 2014, investment funds or accounts managed or advised by the global credit business of KKR (“KKR Credit”) were participating lenders under our existing credit agreements and holders of notes issued by us, and as of December 31, 2017, had received in aggregate principal payments of approximately $0.5 million and interest payments of approximately $4.0 million. As of December 31, 2017, investment funds or accounts managed or advised by KKR Credit held a position in the debt of the Company.

Financing Arrangements with Related Parties

In May 2017, KKR Capital Markets LLC, an affiliate of KKR, acted as an underwriter in connection with the initial public offering of the Company’s stock and received underwriter discounts and commissions of approximately $8.9 million. In August 2017, KKR Capital Markets LLC received $1.5 million for services rendered in connection with a debt refinancing transaction. In November 2017, KKR Capital Markets LLC acted as an underwriter in connection with an offering of Company’s stock by certain selling shareholders, and earned underwriter discounts and commissions of approximately $3.5 million.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (a) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (b) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2019 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500 Milwaukee, Wisconsin 53202. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2019 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before November 27, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2019, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2019, such a proposal must be received on or after January 10, 2019, but not later than February 9, 2019. In the event that the date of the Annual Meeting of Stockholders to be held in 2019 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2019 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2019 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.gardnerdenver.com) and click on “SEC Filings” under the “Investors” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary
Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GDI2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40418-P02459 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARDNER DENVER HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect the three Class I director nominees	For	Withhold
Nominees:		
1a. Peter M. Stavros	☐	☐
1b. William E. Kassling	☐	☐
1c. Michael V. Marn	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To determine, in a non-binding advisory vote, whether a non-binding vote to approve the compensation of the named executive officers should occur every one, two or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date